SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Centura Software Corporation
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 19, 2001

TO THE STOCKHOLDERS OF CENTURA SOFTWARE CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Centura Software Corporation (the "Company") will be held on Tuesday, June 19, 2001, at 10:00 a.m., Pacific Standard Time, at the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood Shores, California 94065 for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected and qualified;

2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock reserved for issuance thereunder by 30,000,000 shares to an aggregate of 90,000,000 shares;

3. To authorize the issuance of shares of Common Stock in excess of 20% of Common Stock outstanding in connection with the issuance and conversion into Common Stock of the Company's Series B Cumulative Convertible Preferred Stock;

4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001; and

5. To amend the Company's corporate charter to change the Company's name to Mbrane, Inc.

6. To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 23, 2001 are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder returned a proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Richard S. Grey

Secretary

San Francisco, California

May XX, 2001

PRELIMINARY COPY

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 19, 2001

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors ("Board of Directors") of Centura Software Corporation (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Tuesday, June 19, 2001 at 10:00 a.m., Pacific Standard Time, or at any postponement or adjournment(s) thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood Shores, California 94065. The telephone number at that location is (650) 598-9000.

The Company's principal executive offices are located at 975 Island Drive, Redwood Shores, California 94065. The Company's telephone number at that location is (650) 596-3400.

This Proxy contains information that was also included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on April 2, 2001.

A definitive statement of this Proxy is intended to be filed with the SEC on April 27, 2001.

Solicitation

These proxy solicitation materials were mailed on or about May 8, 2001 to all stockholders entitled to vote at the meeting. The costs of soliciting these proxies will be borne by the Company. These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock ("Common Stock"). The Company may conduct further solicitation personally, telephonically, or by facsimile through its officers, directors, and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Asa Drew, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting of stockholders and voting in person.

Voting

Each stockholder eligible to vote at the meeting is entitled to one vote per share.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections ("Inspector of Elections") with the assistance of ChaseMellon Shareholder Services, the Company's transfer agent ("Transfer Agent"). The Inspector of Elections will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present is required for approval of proposals presented to stockholders. In general, applicable law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the directors described in Proposal No. 1, for approval of the amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock reserved for issuance thereunder by 30,000,000 shares to an aggregate of 90,000,000 shares, for approval to authorize the issuance of shares of Common stock in excess of 20% of Common Stock outstanding in connection with the issuance and conversion into Common Stock of the Company's Series B Cumulative Convertible Preferred Stock, for ratification of the appointment of the designated independent auditors, for amending the Company's charter to change the Company's name to Mbrane, Inc., and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as voting with respect to that matter.

Record Date and Share Ownership

Only stockholders of record at the close of business on April 23, 2001 ("Record Date") are entitled to notice of and to vote at the meeting. As of the Record Date, XX,XXX,XXX shares of the Company's Common Stock, par value $0.01 per share, were issued and outstanding.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's Year 2002 Annual Meeting of Stockholders must be received by the Company in writing no later than December 28, 2001 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

The Company's bylaws currently provide for seven directors. At the Annual Meeting, the Board of Directors has nominated six persons, each of whom is currently a director of the Company, to be elected to serve until the next annual meeting and until their successors are elected and qualified at that next annual meeting. The Company is actively interviewing candidates to fill the seventh seat, which was made vacant by the resignation of Mr. Earl Stahl in November 1999. Unless otherwise instructed, the proxy holders representing the Board of Directors will vote the proxies received by them for the Company's six nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Proxies may not be voted for more than the six nominees named below or their replacements. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until his or her successor has been elected and qualified.

The names of the nominees and certain other information about them as of April 23, 2001 are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since

Edward J. Borey	50	President and Chief Executive Officer of PSC Inc.	1999
Scott R. Broomfield	44	President and Chief Executive Officer (Principal Executive Officer), Chairman of the Board of Directors	1997
Tom Clark	50	President and Chief Executive Officer of 3Times Software, Inc.	1999
Jack King	67	Retired.	1997
Philip Koen	49	Chief Financial Officer of Equinix, Inc.	1997
Peter Micciche	47	Senior Vice President, Sales and Marketing, of ChannelPoint, Inc.	1998

Mr. Borey has served on Centura's Board of Directors since December 1999. Mr. Borey is currently the President and Chief Executive Officer for PSC Inc., a Oregon-based manufacturer of mobile data collection devices. Prior to joining PSC, Mr. Borey held a series of key executive and senior management positions at NextRx, a Washington based Medical Automation company, Intermec Technologies, Intermec's media subsidiary, Paxar's Graphic Group, Monarch's Retail System Division, National Semiconductor, and Lear Siegler. Mr. Borey holds a BS in Economics from University of New York, College at Oswego, an MA in Public Administration from the University of Oklahoma, and an MBA in Finance from the University of Santa Clara.

Mr. Broomfield is the Chief Executive Officer and has served as a member of the Board of Directors at Centura Software Corporation since December 1997. Prior to joining Centura Mr. Broomfield was a principal with the firm of Hickey & Hill Incorporated from February 1993 to December 1997 where he advised companies needing operational and financial restructuring. Prior to joining Hickey & Hill, Mr. Broomfield was Operations Manager at Digital Equipment Corporation, where he was responsible for thin film manufacturing supporting the VAX 9000 Mainframe product from inception to shipment, after serving as Controller for its Silicon Valley manufacturing operations. There, he was responsible for financial planning, MIS financial systems, accounting, and all local merger and acquisition activity. Mr. Broomfield's additional high-tech experience includes a position as Strategic Advisor at E-Tech. Prior to its initial public offering, Mr. Broomfield played an integral role in the merger and acquisition team where he successfully completed the acquisition of PolyScan. He has also filled strategic advisor roles at InVision and Zitel, presenting industry insights to advance the companies' visions. Mr. Broomfield serves on the board of directors of Cam Commerce Solutions, Inc., the largest supplier of microcomputer-based inventory management and point-of-sale solutions for small to medium retailers. His other associations and directorships include Business Executives for National Security, an organization of business leaders assembled to address issues surrounding national security. Mr. Broomfield has a BS in Psychology from Azusa Pacific University and an MBA, with honors, from Santa Clara University.

Mr. Clark has served on Centura's Board of Directors since July 1999. He has fifteen years of experience as an executive officer of high-tech companies. Currently he is President and Chief Executive Officer of 3Times Software, Inc., a Redmond, Washington-based startup company. Previously he was President of Data Dimensions Inc.'s Internet Products division. This division provided knowledgebase portals to the information technology market, utilizing an Internet application service provider (ASP) model. Prior relevant positions include serving as President and CEO of Data I/O Corporation, a publicly traded company specializing in software and equipment for use with Application-Specific-Integrated-Circuits (ASICs). As CEO, he grew revenues to $69 million in 1992 and successfully acquired and integrated two companies. Mr. Clark was also an Executive Vice President at Mosaix Inc. (a Customer Relationship Management software provider acquired by Lucent in 1999). While at Mosaix, he was Senior Vice President of Product Operations and had responsibility for engineering, operations, support and product marketing, and later served as Executive Vice President of the company's Professional Services division. Other experience includes serving as General Manager of the Software Development Products division at Tektronix Inc. He served on the Board of Raima Corporation for five years until it was acquired by Centura in June 1999. He holds a B.S. in Electrical Engineering from Ohio State University.

Mr. King has served on Centura's Board of Directors since December 1997. From 1986 until his retirement in 1999, Mr. King served as President and CEO of Zitel Corporation, a company specializing in Year 2000 software conversion consulting, systems integration and "intelligence-based" technology solutions. Prior to joining Zitel, Mr. King held key executive and senior management positions at Dynamic Disk, Data Electronics, Memorex and Xerox Corporation. Mr. King holds a BS in Industrial Management from San Diego State University.

Mr. Koen has served on Centura's Board of Directors since December 1997. Mr. Koen currently serves as Chief Financial Officer of Equinix, Inc., a position he has held since July 1999. Prior to this Mr. Koen served as President and Chief Executive Officer of PointCast, Inc., and Chief Financial Officer of Etec Systems, Inc., where he directed the company's initial public offering and two secondary offerings and assisted the CEO in growing the company from $68 million to $240 million in annual revenues. From April 1989 to December 1993, Mr. Koen was the Chief Financial Officer and then Vice President of Manufacturing at Levelor Corporation. Mr. Koen holds a BA in Economics from Claremont McKenna College and an MBA in General Management from the University of Virginia.

Mr. Micciche has served on Centura's Board of Directors since February 1998. Mr. Micciche is currently Senior Vice President of Sales and Marketing at ChannelPoint, Inc., a position he has held since October 1998. Mr. Micciche served as President and CEO of SceneWare Corporation from 1994 to 1998. Prior to that Mr. Micciche was Vice President and General Manager, North America at The ASK Group from December 1992 to May 1993, and was President of Cognos Corporation from December 1989 through December 1992. Mr. Micciche graduated from Boston College with a BS in Accounting and from Suffolk University with an MBA in Finance.

The Board of Directors appoints the Company's officers and such officers serve at the discretion of the Board of Directors. There are no family relationships among the officers or directors of the Company.

Board of Directors Meetings and Committees

The Board of Directors held a total of 6 meetings during the fiscal year ended December 31, 2000. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

  The Audit Committee of the Board of Directors currently consists of directors Clark, Borey and Koen and held four meetings during 2000. The Audit Committee Charter is attached as Exhibit A to this Proxy ("Exhibit A").

The Compensation Committee of the Board of Directors currently consists of directors King and Micciche, and had one meeting in 2000. The Compensation Committee establishes the compensation for the Company's executive officers, including the Company's Chief Executive Officer.

Except for director Micciche, no incumbent director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors that he was eligible to attend.

Audit Committee

The Audit Committee of the Board of Directors currently consists of directors Clark, Borey, and Koen and held four meetings during 2000. The Audit Committee recommends engagement of independent auditors for the Company, and is primarily responsible for approving the services performed by such auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on form 10-K with the Company's management and independent auditor. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, as amended, and has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standard No. 1, Independence Discussions with Audit Committees), as amended, and has discussed with the independent accountant the independent accountants' independence.

In reliance on the reviews and discussions outlined above, the Audit Committee has recommended that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2000, for filing with the SEC.

Compensation of Directors

Directors are reimbursed for out-of-pocket travel expenses associated with their attendance at Board of Directors meetings. In addition, directors each receive a $15,000 retainer per year, $2,000 per each meeting attended in person, and $500 per telephone meeting. Nonemployee directors of the Company are automatically granted options to purchase shares of the Company's Common Stock pursuant to the terms of the Company's 1996 Directors' Stock Option Plan (the "Directors' Option Plan"). Under the Directors' Option Plan as currently structured, each nonemployee director receives an option to purchase 100,000 shares of Common Stock on the date on which such person first becomes a nonemployee director of the Company. Each option granted under the Directors' Option Plan becomes exercisable in installments of 1/36th of the shares subject to such option on each of the first thirty-six (36) monthly anniversaries of the date of grant of the option. Directors' Options issued Prior to 1998 become exercisable in installments of 1/48th of the shares subject to such option on each of the first forty-eight (48) monthly anniversaries of the date of the grant option. Options granted under the Directors' Option Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, and a term of ten years.

Required Vote

The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required to elect each of the nominees listed above.

The Board of Directors recommends a vote "FOR" the election of each of the nominees listed above.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

At the Annual Meeting, stockholders are being asked to approve an amendment to the Certificate of Incorporation ("the Certificate") to increase the number of shares of Common Stock reserved for issuance thereunder by 30,000,000 shares to an aggregate of 90,000,000 shares.

Since inception, the Company's Common Stock has been issued for the purposes of debt conversion, recapitalization, acquisition of another business, general financing of the business, and employee stock options and employee stock purchase plans. At this time, the Company is approaching the 60,000,000 shares of Common Stock that were initially authorized, including options, warrants, and convertible preferred stock. The Board of Directors recommends that 30,000,000 additional shares of Common Stock be authorized for the purposes of: (i) acquisition opportunities that may arise from time to time. The Board of Directors believes that the wireless software market will begin material consolidation over the next eighteen months. Additionally, the opportunity to acquire businesses with strong technologies at attractive valuations will be significant, as the capital markets continue to be in disarray, (ii) merger opportunities that may arise from time to time, (iii) accessing the $100,000,000 equity financing facility established in September 2000 with Majjes Limited, an institutional investor, the purpose of which would include, but not be limited to, financing merger and acquisition activities, general financing of the Company's business, including the funding of convertible preferred shares, (iv) future employee stock option grants and employee stock purchase plans, although no additional shares for these plans are requested at this time, and (v) other general corporate purposes that may arise from time to time.

Required Vote

The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the amendment to the Certificate and the issuance of an additional 30,000,000 shares of Common Stock for issuance thereunder.

The Board of Directors recommends a vote "FOR" the approval of the amendment to the Certificate and the issuance of an additional 30,000,000 shares of Common Stock for issuance thereunder.

PROPOSAL NO. 3

AUTHORIZATION OF THE ISSUANCE OF COMMON STOCK IN EXCESS OF 20% OF COMMON STOCK OUTSTANDING

On March 9, 2001, the Company issued 2000 shares of Series B Cumulative Convertible Preferred Stock (the "Initial Shares"), and entered into an agreement to issue up to an additional 3000 additional shares of Series B Cumulative Convertible Preferred Stock, predicated on certain conditions being met (the "Registration Shares"), at issuance prices of $1,000 per share and extended an option to purchase an additional 6,000 shares of Series B Cumulative Preferred Stock together with warrants to purchase 114,286 shares of the Company's Common Stock at an exercise price of $2.01 per share. The Series B Cumulative Convertible Preferred Stock (the "Preferred Stock") is convertible into Common Stock at the option of the holder at anytime and is convertible at the option of the Company beginning 10 days after a registration statement registering the underlying Common Stock is declared effective and ending 5 months from each issuance date, respectively. The Initial Shares are convertible into the Company's Common Stock at a conversion rate equal to the issuance price divided by the applicable conversion price. The maximum applicable conversion price for the Initial Shares is $1.75 per share. The Initial Shares may be converted at any time at the option of the holder with an applicable conversion price equal to the lower of $1.75 per share and the lowest of the daily weighted average trading prices of the Company's Common Stock during the ten (10) days prior to the conversion date. The Registration Shares are convertible into the Company's Common Stock at a conversion rate equal to the issuance price divided by the applicable conversion price. The applicable conversion price for the Registration Shares is the lower of (i) the simple average of the daily volume weighted average price during the twenty (20) day period prior to issuance of the Registration Shares and (ii) the sum of $1.75 and 50% of the difference by which the daily volume weighted average price during the twenty (20) day period prior to issuance of the Registration Shares exceeds $1.75.

If 2,000 shares of the Company's Preferred Stock were converted into Common Stock with an applicable conversion price of $1.75, the Company would be required to issue 1,142,857 shares of Common Stock pursuant to such conversion, which represents approximately [X%] of [______________] shares of Common Stock outstanding, as of the Record Date.

It is possible, however, that issuance of Common Stock pursuant to conversion of the Company's Preferred Stock would require the Company to issue more than 20% of the Company's Common Stock outstanding at the date of such conversion, which in accordance with NASD Rules 4310 and 4460, the Company is prohibited from doing without stockholder approval. This would occur if the daily weighted average share price during the ten days preceding the conversion of the 2,000 shares of the Company's Preferred Stock is $0.25 or less.

Pursuant to the terms of the Certificate of Designation, Preferences and Rights of Series B Cumulative Convertible Preferred Stock, if the Company is not able to obtain shareholder approval to issue in excess of 20% of the Company's Common Stock outstanding, the Company may be required to redeem the Preferred Stock at 130% of its face value, plus accrued dividends.

Required Vote

The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve authorization of the issuance of Common Stock in excess of 20% of Common Stock outstanding.

The Board of Directors recommends a vote "FOR" the approval of the authorization to issue in excess of 20% of the Company's issued and outstanding Common Stock, pursuant to the conversion of the Company's Preferred Stock,.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent public accountants ("PricewaterhouseCoopers"), to audit the financial statements of the Company for the fiscal year ending December 31, 2001, and recommends that the stockholders vote for ratification of this appointment. In the event the stockholders do not ratify such appointment, the Board of Directors will reconsider its selection. PricewaterhouseCoopers audited the Company's financial statements for the fiscal year ending December 31, 1999 and December 31, 2000. Price Waterhouse LLP audited the Company's financial statements for the fiscal year ending December 31, 1998. Representatives of PricewaterhouseCoopers are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the appointment of PricewaterhouseCoopers as the Company's independent auditors.

The Board of Directors recommends a vote "FOR" the approval of the appointment of PricewaterhouseCoopers as the Company's independent auditors.

PROPOSAL NO. 5

AMENDMENT TO CHANGE COMPANY NAME

The name "Centura Software Corporation" was developed and used in the Company's client/server business, which was sold in February 2001. In order to better focus on the mobile and embedded market, and limit confusion regarding the Company's legacy business, the Company's management has begun a process to rename the Company "Mbrane, Inc.," and to develop the name "Mbrane" as the brand for its remaining mobile and embedded products. The Company's Board of Directors has approved changing the name of the Company to "Mbrane, Inc."

Required Vote

The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the amendment to the Company's corporate charter to change the Company's name to Mbrane, Inc.

The Board of Directors recommends a vote "FOR" the approval of amending the Company's corporate charter to change the Company's name to Mbrane, Inc.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company's Common Stock as of March 31, 2001 as to (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group. The number of shares of the Company Common Stock outstanding as of March 31, 2001 was 43,019,817.

	Shares Beneficially Owned(1)
5% Stockholders, Directors, Named Executive Officers, and Directors and Executive Officers as a Group	Number(2)	Percent of Total

Scott R. Broomfield	1,283,422	2.98
John Bowman	802,074	1.86
Joe Falcone(3)	0	0
Richard Lucien	91,391	*
Jack King	91,319	*
Philip Koen	91,319	*
Peter Micciche	38,889	*
Edward Borey, Jr.	47,223	*
Tom Clark	61,112	*

All directors and executive officers as group (9 persons) (4)	2,506,749	5.83

___________

* Less than one percent.

  Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable on or before May 31, 2001, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

  Includes with respect to each named person the following shares subject to stock options and/or warrants exercisable within 60 days of March 31, 2001: Mr. Broomfield- 1,007,573; Mr. Bowman-684,482; Mr. Falcone-0; Mr. Lucien-91,391; Mr. King-91,319; Mr. Koen-91,319; Mr. Micciche-38,889; Mr. Borey-47,223; and Mr. Clark-61,112.

  As of August 2000 Joe Falcone was no longer an executive officer or employee of the Company.

  Includes shares subject to options held by directors and officers that are exercisable within 60 days of March 31, 2001.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE

General

The Company's executive compensation policies are determined by the Compensation Committee of the Board of Directors. The Compensation Committee (the "Committee") is composed of two nonemployee directors.

The objective of the Company's executive compensation program is to align executive compensation with the Company's business objectives and performance and to enable the Company to attract, retain, and reward executives who contribute to the long-term business success of the Company. The Company's executive compensation program is based on the same four basic principles that guide compensation decisions for all employees of the Company:

  The Company compensates for demonstrated and sustained performance.

  The Company compensates competitively.

  The Company strives for equity and fairness in the administration of compensation.

  The Company believes that each employee should understand how his or her compensation is determined.

The Company believes in compensating its executives for demonstrated and sustained levels of performance in their individual jobs. The achievement of higher levels of performance and contribution are rewarded by higher levels of compensation. In order to ensure that it compensates its executives competitively, the Company regularly compares its compensation practices to those of other companies of comparable size within similar industries. Through the use of independent compensation surveys and analysis, employee compensation training, and periodic pay reviews, the Company strives to ensure that compensation is administered equitably and fairly and that a balance is maintained between how executives are paid relative to other employees and relative to executives with similar responsibilities in comparable companies.

The Committee typically meets twice annually: once late in the year to establish the compensation program for the next fiscal year and once mid-year to evaluate how effectively the program is meeting its objectives. Additionally, the Committee may hold special meetings to approve the compensation program of a newly hired executive or an executive whose scope of responsibility has significantly changed. Each year, the Committee meets with the CEO and the Vice President, Human Resources regarding executive compensation projections for the next three years and proposals for executive compensation for the next operating year. Compensation plans are based on compensation surveys and assessments as to the demonstrated and sustained performance of the individual executives. The Committee then independently reviews the performance of the CEO and the Company, and develops the annual compensation plan for the CEO based on competitive compensation data and the Committee's evaluation of the CEO's demonstrated and sustained performance and its expectation as to his future contributions in leading the Company. The Committee presents for adoption its findings on the compensation of each individual executive at a subsequent meeting of the full Board of Directors.

Compensation of Executive Officers

During 2000, the Company's executive compensation program was comprised of the following key components:

Base Salary. The Company sets the base salaries of its executives at the levels of comparably sized companies engaged in similar industries.

Equity-Based Incentives. Equity-based incentives are an important component of the total compensation of executives, and are designed to align the interests of each executive with those of the stockholders. Each year the Committee considers the grant to executives of stock option awards under the Company's 1995 Stock Option Plan. The Committee believes that equity-based incentives provide added incentive for the executives to influence the strategic direction of the Company and to create and increase value for customers, stockholders, and employees. The Company grants stock options to all employees, including executive officers. The option grants typically utilize three or four year vesting periods to encourage executives to continue employment with and contribution to the Company. The number of stock option shares that are granted to individual executives is, in part, based on independent survey data collected by the Board of Directors reflecting competitive stock option practices within software companies of similar size.

Cash-Based Incentives. Certain executive officers of the Company involved directly in the sales process receive commissions based on the success of the Company's sales efforts.

Compensation of Chief Executive Officer. CEO compensation is comprised of the same components as the other executive officers' compensation: base salary, and cash- and equity-based incentives. The compensation plan for Mr. Broomfield, the Company's CEO, is designed to achieve two primary objectives: (1) to provide a base compensation level that is reasonably competitive with similar positions in comparable companies and (2) to tie a significant portion of CEO earnings to increases in stockholder value, as measured by the market price of the Company's Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Messrs. King and Micciche.

None of these persons currently is or has ever been an officer or employee of the Company or any of its subsidiaries, nor were there any compensation committee interlocks or other relationships during 2000 requiring disclosure under item 402(j) of Regulation S-K of SEC.

EMPLOYMENT ARRANGEMENTS

In December 2000, the Board of Directors approved provisions for severance benefits and modification of the terms of Common Stock options for the Company's officers and certain other employees in the event of a Change of Control of the Company ("Change of Control"). A Change of Control is defined as a sale of all or substantially all of the Company's assets or a merger transaction as a result of which the Company's shareholders immediately prior to the transaction own less than fifty percent of the ordinary voting power of the merged company immediately thereafter. Upon a Change of Control, the unvested Common Stock options of the Company's officers shall be one hundred percent vested and the exercise period of such options shall extend to the later of (i) the date which is one year after the Change of Control or (ii) the date such exercise period as it presently exists will terminate. If employment with the Company is involuntarily terminated (other than for cause) during the period of six months following a Change of Control, Messrs. Bowman and Lucien shall each receive a payment equal to six months of their annual base salary as in effect at the time of termination, or if they are not then receiving any base salary, a payment equal to six months of the pro forma Current Annual Base Salary of $250,000 for Mr. Bowman and $200,000 for Mr. Lucien. "Cause" is, for this purpose, defined as (i) a willful failure by the executive to substantially perform the executive's duties, other than a failure resulting from the executive's complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by the executive that constitutes gross misconduct and that is materially injurious to the Company, or (iii) a material and willful violation of a federal or state law or regulation applicable to the business of the Company that is materially and demonstrably injurious to the Company. An act, or failure to act, by the executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

In December 2000, the Board of Directors suspended the Company's commitments to Messrs. Broomfield and Bowman relating to base salary, target cash bonus, and cash paid upon termination of employment, as approved by the Board in December 1999 and effective January 1, 2000. The Board of Directors had authorized agreements for three years, pursuant to which Messrs. Broomfield and Bowman are each entitled to receive 12 months' compensation if their respective employment is terminated without cause. In December 2000, the Board of Directors approved grants of options to both Messrs. Broomfield and Bowman to purchase 250,000 shares each of Common Stock of the Company under the 1995 Stock Option Plan in lieu of their receiving any base salary. Such options become exerciseable at the rate of 1/12th of the shares subject to the option for each period of one month lapsed after the optionee ceased receiving any base salary, so long as the optionee remains an employee of or a consultant to the Company as of the end of such month, with all such options not already exerciseable becoming fully exerciseable if (i) a Change of Control occurs and the optionee remains an employee of or a consultant to the Company as of the date of the Change of Control, and (ii) the optionee is involuntarily terminated, other than for cause, following a Change of Control. The Board of Directors also approved extension of the exercise period for such options for a period of five (5) years following termination of his employment or consulting relationship with the Company, but in no event later than December 13, 2010.

In December 2000 the Board of Directors approved extension of the exercise period for options to purchase 200,000 shares of the Company's Common Stock granted to Mr. Broomfield on December 9, 1999, and for options to purchase 150,000 shares of the Company's Common Stock granted to John Bowman on December 9, 1999, for a period of five (5) years following termination of his employment or consulting relationship with the Company, but in no event later than December 8, 2009.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the compensation received by (a) the individuals who served as the Company's Chief Executive Officer ("CEO") during 2000; (b) the four most highly compensated executive officers other than the CEO who were serving as executive officers of the Company at December 31, 2000 and whose total compensation for the year exceeded $100,000, (c) the two most highly compensated individuals who would have been included under item (b) above but for the fact that they were no longer serving as executive officers of the Company at December 31, 2000, and (d) the compensation received by each such individual for the Company's two preceding fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1) (2)	Bonus ($)(3)	Other Annual Compensation($)	Long-Term Compensation Awards Securities Underlying Options	All Other Compensation

Scott R. Broomfield (3)	2000	199,247	112,500	-	250,000	-
President and Chief Executive	1999	204,167	112,500	-	200,000	-
Officer (Principal Executive Officer)	1998	166,667	-	-	-	-

John Bowman	2000	183,435	87,500	-	250,000	-
Executive Vice President,	1999	202,500	87,500	-	150,000	-
Chief Operating Officer	1998	166,667	-	-	125,000	-

Joe Falcone	2000	135,269	-	-	100,000	8,657
Senior Vice President, Engineering	1999	198,462	-	-	50,000	-
and Support, Chief Technology Officer	1998	19,616	-	-	160,000	-

Richard Lucien	2000	198,125	25,000	-	120,000	625
Senior Vice President, Finance and	1999	168,177	25,000	-	80,000	-
Chief Financial Officer	1998	147,840	15,000	-	50,000	-

___________

(1) Includes amounts deferred under the Company's 401(k) plan.

(2) Includes commissions paid in the indicated year.

(3) Includes bonuses earned in the indicated year but paid in the subsequent year.

STOCK OPTION GRANTS IN 2000

The following table sets forth information for the executive officers named in the Summary Compensation Table with respect to grants of options to purchase common stock of the Company made in 2000 and the value of all options held by such executive officers on December 31, 2000.

	Individual Grants
	Number of Securities Underlying Options	% of Total Options Granted to Employees in Fiscal	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Granted(#)	Year(1)	($/Share)	Date	5% ($)	10% ($)

Scott Broomfield	250,000	4.72	$0.78	12/13/10	$123,123	$311,558
John Bowman	250,000	4.72	$0.78	12/13/10	$123,123	$311,558
Joe Falcone	100,000	1.89	$1.75	2/1/10	$ 0	$ 27,623
Richard Lucien	120,000	2.27	50,000 @ $7.75 70,000 @ $4.00	2/1/10 9/12/10	$ 0	$ 0

___________

(1) Options to purchase a total of 5,293,342 shares of common stock were granted under the Company's stock option plans during the fiscal year ended December 31, 2000. These options generally vest over a period of three years, provided however, that the stock options of the officers listed vest automatically in the event of any sale of all or substantially all of the Company's assets or upon the effective date of any merger, consolidation or stock sale which results in the holders of the Company's common stock immediately prior to such transaction owning less than 50% of the voting power of the Company's common stock immediately after such transaction and such officer is not offered a comparable position with the surviving entity. The figures reported above do not include repriced options under the 1986 Incentive Stock Option Plan (which expired in accordance with its terms in July 1996) because such repricings were deemed to be amendments to the outstanding options rather than new issuances.

(2) Potential realizable values are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual realized gains, if any, on stock option exercises are dependent on future performance of the Company's common stock, as well as the optionee's continued employment through the vesting period.

AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES

The following table sets forth information for the executive officers named in the Summary Compensation Table with respect to options to purchase common stock of the Company held as of December 31, 2000.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at 12/31/00 (#)(2) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 12/31/00 ($)(3) Exercisable/Unexercisable

Scott R. Broomfield	-	-	816,667/383,333	$637,817/$299,383
John Bowman	20,000	$217,494	519,584/360,416	$405,795/$281,485
Joe Falcone	110,001	$991,920	0/0	$0/$0
Richard Lucien	20,000	$299,027	54,236/175,764	$42,358/$137,272

___________

(1) Value realized is calculated based on the closing price of the Company's common stock as reported in the NASDAQ National Market (or a tier thereof) on the date of exercise minus the exercise price of the option, and does not necessarily indicate that the optionee sold such stock.

(2) No stock appreciation rights (SARs) were outstanding during 2000.

(3) The fair market value of the Company's common stock at the close of business on December 30, 2000 was $0.78 per share.

PERFORMANCE GRAPH

The following graph and table summarize cumulative total stockholder return data (assuming reinvestment of dividends) for the period from December 29, 1995, through December 31, 2000. The graph assumes that $100 was invested (i) on December 29, 1995, in the Company's common stock at a price of $5.13 per share, the closing price on that date, (ii) on December 29, 1995 in the Standard & Poor's 500 Stock Index, and (iii) on December 29, 1995 in the Nasdaq Computer and Data Processing Services Composite Index. The stock price performance on the following graph and table is not necessarily indicative of future stock price performance.

COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN*

AMONG THE COMPANY, THE S & P 500 INDEX

AND THE NASDAQ COMPUTER INDEX

* $100 invested on 12/29/95 in stock or in indices including reinvestment of dividends. Fiscal year ending December 31.

	12/29/95	12/31/96	12/31/97	12/31/98	12/31/99	12/29/00
The Company	100	54	22	21	106	15
Standard & Poor's 500 Stock Index	100	120	158	200	239	214
Nasdaq Computer and Data Processing Services Composite Index	100	123	152	271	594	275

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 1997, the Board of Directors approved the installation of a new management team provided by Hickey & Hill, corporate restructuring specialists, pursuant to a letter agreement between the Company and Hickey & Hill dated November 5, 1997, and approved by the Board of Directors on November 6, 1997 (the "H&H Agreement"). The H&H Agreement, as amended on February 26, 1998, and again on March 17, 1998, provided that the three executive officers provided by Hickey & Hill would fill the positions of President and Chief Executive Officer, Chief Financial Officer, and the Company's principal marketing officer. Those three officers, Scott R. Broomfield, John Bowman, and Kathy Lane, respectively, (collectively, the "New Officers") became full-time employees of the Company effective February 26, 1998. Also pursuant to the H&H Agreement, the New Officers were granted nonstatutory stock options (the "First Options") to purchase a total of 1,500,000 shares of the Company's Common Stock at an exercise price of $1.906 per share. Additional options to purchase 125,000 shares of the Company's Common Stock at an exercise price of $1.81 per share ("Additional Options") were granted to Mr. Bowman and Ms. Lane on March 17, 1998. The First Options vest with respect to the underlying shares of Common Stock at the rate of 25% every six months from the date of grant. The Additional Options vest with respect to one-third of the underlying shares of Common Stock at the end of one year from the date of grant, and monthly thereafter with respect to 1/36 of the total shares comprising the grant.

The First Options and Additional Options are subject to full acceleration of vesting in the event of a "Change of Control," defined as the occurrence of any of the following: (i) all or substantially all of the assets of the Company are sold, exchanged or otherwise transferred in one or more transactions; (ii) the Company is merged or consolidated with or into another corporation with the effect that the common stockholders immediately prior to such merger or consolidation hold less than 75% of the ordinary voting power of the outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation; (iii) a person or group (such as that term is used in Rule 13d-5 of the Exchange Act shall, as a result of a tender or exchange offer, open market purchases, merger, private placement, or otherwise, have become, directly or indirectly, the beneficial owner (within the meaning of Rule13d-5 under the Exchange Act) of securities having 15% or more of the voting power of then outstanding securities of the Company; (iv) the Board of Directors elects to expand its membership from seven (7) to nine (9), or if three (3) of its existing members resign or are in any way removed from the Board of Directors; or (v) termination of the optionee by the Company for any reason without cause.

As of August 1999, Kathy Lane was no longer serving as an executive officer of the Company.

Each option is exercisable by the officer to which it was granted for five years following such officer's termination of employment with the Company other than for cause.

The Company's CEO, Scott Broomfield, is a member of the board of directors of CAM Commerce Solutions, Inc., one of the Company's customers.

The Company has entered into indemnification agreements with each of its directors and executive officers which may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' liability insurance if available on reasonable terms.

COMPLIANCE WITH SECTION 16 OF

THE EXCHANGE ACT (SECURITIES EXCHANGE ACT OF 1934)

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and holders of more than ten percent of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the best of the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to the Company's officers, directors, and holders of more than ten percent of the Company's Common Stock were complied with, except that Mr. Lucien as of completion of this proxy had not yet filed Form 5 for fiscal year 2000, which was due on February 15, 2000

OTHER MATTERS

The Board of Directors knows of no other matters to be addressed at the Annual Meeting. If any other matters properly come before the Annual Meeting, then the proxy-holders will vote the shares they represent in such manner as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Richard S. Grey

Secretary

Dated: May 4, 2001

EXHIBIT A

Centura Software Corporation

Board of Directors - Audit Committee Charter

I. Purpose:

The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Centura Software Corporation ("Centura"), serves as the representative of the Board for general oversight of Centura's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations and Centura's Standards of Business Conduct.

II. Membership:

The Committee shall consist of at least three directors, each of whom is independent and financially literate and one of whom has accounting or related financial management expertise.

III. Meeting and Procedures:

The Committee shall convene at least four times each year. Through its activities, the Committee facilitates open communication among directors, independent accountants, and management by meeting in private session regularly with these parties. The Committee shall be given full access to Centura's Board Chairman, executives and independent accountants.

IV. Roles and Responsibilities:

The Committee shall:

    Review and reassess at least annually the adequacy of this charter and submit the charter for approval of the full board.
    Select, evaluate and, where appropriate, replace the independent accountants, who are ultimately accountable to the Committee and the Board.
    Annually review and approve the scope of the fiscal year's independent audit and the audit fee.
    Review and discuss with the independent accountants its annual written statement delineating all relationships of services between the independent accountants and Centura, or any other relationships or services that may impact its objectivity and independence, as well as recommend that the Board take appropriate action in response to the report to satisfy itself of the Committee's independence.
    Review Centura's audited annual financial statements and the independent accountant's opinion thereon. In such a review, confer with Centura's independent accountants and management to consider the following:
      Changes in accounting principles or application thereof, significant judgment areas, and significant and complex transactions.
      The results of the independent accountants' audit for the year, including the independent accountants' adjustments on the quality and consistent application of Centura's accounting principles, disclosures, and underlying estimates in the financial statements.
      The effectiveness and adequacy of Centura's internal auditing procedures and of financial controls.
    Make a recommendation to the Board as to whether the audited financial statements should be approved for inclusion in Centura's Annual Report on Form 10-K.
    Review with management and the independent accountants, either telephonically or in person, the interim financial statements and results of the independent accountants' review, including the independent accountants' judgments on the quality and consistent application of accounting principles, disclosures, and underlying estimates in the interim financial statements. The Chair of the Committee may represent the entire Committee for purposes of this review.
    Review with management compliance with the laws, regulations and Standards of Business Conduct and inquire of the independent accountants whether during the performance of the audit any noncompliance with the laws, regulations, and Standards of Business Conduct came to their attention.
    Provide recommendations, certifications and reports that may be required by the NASDAQ or the Securities and Exchange Commission.
    Conduct or authorize investigations into any maters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, and others to assist it in the conduct of any investigation.
    Consider such other matters regarding Centura's financial affairs, its control environment, and the internal and independent audits of Centura as the Committee, in its discretion, may determine to be advisable.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF CENTURA SOFTWARE CORPORATION FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 19, 2001

The undersigned stockholder of Centura Software Corporation, a Delaware Corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 8, 2001, and hereby appoints Scott R. Broomfield and John Bowman or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Centura Software Corporation to be held on Thursday, June 19, 2001 at 10:00 a.m., local time, at Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood Shores, California 94065 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

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[X] Please mark your votes as indicated in this example

1. ELECTION OF DIRECTORS:

___ FOR all nominees listed below (except as indicated).

___ WITHHOLD authority to vote for all nominees listed below.

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

Edward J. Borey, Scott R. Broomfield, Tom Clark, Jack King, Phillip Koen, Peter Micciche

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 30,000,000 SHARES TO AN AGGREGATE OF 90,000,000 SHARES:

____FOR ____AGAINST ____ABSTAIN

3. PROPOSAL TO AUTHORIZE THE ISSUANCE OF SHARES OF COMMON STOCK IN EXCESS OF 20% OF COMMON STOCK OUTSTANDING IN CONNECTION WITH THE ISSUANCE AND CONVERSION INTO COMMON STOCK OF THE COMPANY'S SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK.

____FOR ____AGAINST ____ABSTAIN

4. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001:

____FOR ____AGAINST ____ABSTAIN

5. PROPOSAL TO AMEND THE COMPANY'S CORPORATE CHARTER THE CHANGE THE COMPANY'S NAME TO MBRANE, INC.

____FOR ____AGAINST ____ABSTAIN

6. PROPOSAL TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME

BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT(S) THEREOF:

____FOR ____AGAINST ____ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF DIRECTORS;

(2) FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THENUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 30,000,000 SHARES TO AN AGGREGATE OF 90,000,000 SHARES; (3) FOR AUTHORIZATION OF THE ISSUANCE OF SHARES OF COMMON STOCK IN EXCESS OF 20% OF COMMON STOCK OUTSTANDING IN CONNECTION WITH THE ISSUANCE AND CONVERSION INTO COMMON STOCK OF THE COMPANY'S SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK; (4) FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS; (5) FOR AMENDING THE COMPANY'S CORPORATE CHARTER TO CHANGE THE COMPANY NAME TO MBRANE, INC.; AND (6) TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT(S) THEREOF.

_______________________________________ Date:__________________________

Signature(s)

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

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